UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 16, 2007
(Date of earliest event reported)

TRACK DATA CORPORATION
(Exact Name of Registrant as specified in its Charter)

Delaware	0-24634	22-3181095
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		Number)

95 Rockwell Place, Brooklyn, New York	11217
(Address of Principal Executives Offices)	(Zip Code)

(718) 522-7373
(Registrant's telephone number including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (14 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
On March 16, 2007, Barry Hertz resigned as the Registrant’s Chairman, Director and CEO. Mr. Hertz reached a settlement with the Securities and Exchange Commission ("SEC") regarding insider-trading charges previously announced in a press release and Form 8-K dated June 15, 2005.  Mr. Hertz consented, without admitting or denying the allegations in the SEC’s complaint, to a permanent injunction from violations of Section 10(b) and 10b-5 of the Exchange Act and Section 17(a) of the Securities Act of 1933, a two-year bar from serving as an officer or director of a publicly traded company, a two-year bar from association with a broker or dealer, and also agreed to pay approximately $130,000 in disgorgement, interest and civil penalties.

(c)	(1) On March 16, 2007, Martin Kaye was appointed the Registrant’s CEO.

(2)
Martin Kaye, 59, was appointed the Registrant’s CEO. Mr. Kaye has been the Registrant’s CFO since 1994 and will continue to hold that position with the Registrant.  There was no arrangement or understanding with any person regarding Mr. Kaye’s appointment by the Board.  No family relationship exists between Mr. Kaye and any executive officer or director of the Registrant.

Mr. Kaye has been Chief Operating Officer of the Registrant since August 2001, and has been Chief Financial Officer, Secretary and a Director of the Company since 1994.  Mr. Kaye is a certified public accountant.  Mr. Kaye served as Chief Financial Officer of Innodata from October 1993 and Director from March 1995 until his resignation from those positions in May 2001.  He had been an audit partner with Deloitte & Touche LLP for more than five years until his resignation in 1993. Mr. Kaye holds a B.B.A. in accounting from Baruch College (1970).

The Company has an employee savings program under which employees may make deposits and receive interest at the prime rate. As of December 31, 2006, Mr. Kaye had deposits in the program of $479,000 and received interest of $32,000 during the year ended December 31, 2006.

(3)	There is no plan, contract or arrangement with respect to the appointment of Mr. Kaye as principal executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:March 16, 2007	By	/s/ Martin Kaye

Martin Kaye
CEO, CFO

INDEX TO EXHIBITS

Exhibit

No.	Description
99.1	Press Release of Track Data Corporation dated March 16, 2007 reporting the resignation of its CEO and appointment of CEO.